Exhibit 4.5

SECOND AMENDMENT TO AMENDED AND RESTATED

UNIT PURCHASE RIGHTS AGREEMENT

This Second Amendment to the Amended and Restated Unit Purchase Rights Agreement dated as of May 21, 2009 (the “Amendment”), is between Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”), and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Partnership and the Rights Agent are parties to an Amended and Restated Unit Purchase Rights Agreement dated as of July 20, 2006 (the “Agreement”);

WHEREAS, the Agreement previously was amended pursuant to a First Amendment (the “First Amendment”) to the Amended and Restated Unit Rights Agreement dated as of June 7, 2007;

WHEREAS, pursuant to Section 27 of the Agreement, the Partnership desires and directs the Rights Agent to amend the Agreement in the manner set forth below;

WHEREAS, in accordance with Section 27 of the Agreement, the Partnership has delivered a certificate from an appropriate officer of the Partnership stating that this Amendment is in compliance with the terms of Section 27 of the Agreement; and

WHEREAS, it is intended by this Amendment that the terms and provisions of the Agreement in effect immediately prior to the First Amendment shall again be in effect upon the termination of the First Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Defined Terms. Except as amended hereby, terms defined in the Rights Agreement shall have the same meanings when used in this Amendment.

Section 2. Amendments. Effective as of the date hereof, the First Amendment is hereby terminated and shall have no further force and effect.

Section 3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 6. Effect of Amendment. Except as expressly modified herein, the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

STAR GAS PARTNERS, L.P.

By:	Kestrel Heat, LLC, its general partner

By:	/s/ Richard F. Ambury
Name:	Richard F. Ambury
Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	AMERICAN STOCK TRANSFER & TRUST COMPANY
Name:
Title: